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                                   EXHIBIT 3.3


                   CERTIFICATE OF ADOPTION OF BYLAW AMENDMENT
                        SUPERCONDUCTOR TECHNOLOGIES INC.

                                 BYLAW AMENDMENT


                                     ADOPTED


                                December 20, 1999


I, Martin S. McDermut, hereby certify that:

1. I am the duly elected, qualified and acting Secretary of Superconductor Technologies Inc., a Delaware corporation (the "COMPANY").

2. ARTICLE VIII of the Company Bylaws is amended to add Section 8.13 in its entirety as follows:

      Section 8.13 RESTRICTIONS ON STOCK OPTIONS


      The Corporation, without the approval of the owners of a majority of the Common Stock, shall not grant to any officer of the Corporation any stock options at less than the closing market price on the date of grant or reduce the price of any options at less than the closing market price on the date of grant or reduce the price of any options which either were granted as a non-qualified stock option grant to an incoming employee or vender or were granted to any officer under any of the Corporation's existing or future stock options plans, provided, however, that the foregoing shall not preclude the Corporation from issuing new, lower priced options issued from a stock option plan to persons holding higher priced options from such plan or any other plan, provided, however, that if such new lower priced options are granted in exchange for such higher priced options, the shares covered by such higher priced options shall be canceled or surrendered and not available for re-grant under such stock option plan.

3. The foregoing Bylaw Amendment was duly adopted in accordance with the provisions of Section 109 of the Delaware General Corporation Law, by approval of the Board of Directors of the Company at their meeting on December 20, 1999 and has not, subsequent to such date, been modified, rescinded, repealed or otherwise amended in any way and is in full force and effect in the form adopted and set forth above as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal as of this 8th of August 2001.



                                                   /s/ Martin S. McDermut
                                                   -----------------------------
                                                   Martin S. McDermut, Secretary










                                 Exhibit 3.3 - 1